Exhibit 3(A)
RESTATED
CERTIFICATE OF INCORPORATION

OF

OLD REPUBLIC INTERNATIONAL CORPORATION

The Board of Directors, in a procedure authorized by Section 245 of the General Corporation Law of Delaware, approved and adopted at a meeting held May 8, 2014 the following Restated Certificate of Incorporation. This document only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation duly filed with the Secretary of State of Delaware on March 6, 1969 as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this restated certificate.

FIRST:	The name of the corporation is Old Republic International Corporation.

SECOND:
The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD:	The nature of the business or purposes to be conducted or promoted are:

To acquire, own and dispose of the whole or any part of the capital stock, securities, assets or obligations of other corporations; and

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:
The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Six Hundred Seventy-five Million (675,000,000) shares divided into three classes as follows:

Seventy-Five Million (75,000,000) shares of Preferred Stock of the par value of one cent ($.01) per share (Preferred Stock).

Five Hundred Million (500,000,000) shares of Common Stock of the par value of $1.00 per share (Common Stock).

One Hundred Million (100,000,000) shares of Class B Common Stock of the par value of $1.00 per share (Class B Common Stock).

The designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the above classes of stock are as follows:

Rev. 7/7/14

DIVISION I

Preferred Stock

1.    The Board of Directors is expressly authorized at any time, and from time to time, to issue shares of Preferred Stock in one or more series, and for such consideration as the Board may determine, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof, and as are not stated in this Certificate of Incorporation, or any amendment thereto. All shares of any one series shall be of equal rank and identical in all respects.

2.    No dividend shall be paid or declared on any particular series of Preferred Stock unless dividends shall be paid or declared pro rata on all shares of Preferred Stock at the time outstanding of each other series which ranks equally as to dividends with such particular series.

3.    Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Division I, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock. Subject to the protective conditions or restrictions of any outstanding series of Preferred Stock, any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

4.    Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been issued and reacquired in any manner, shall upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

DIVISION II

Common Stock and Class B Common Stock

1.    Dividends. Subject to the preferential rights, if any, applicable to shares of the Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for the Preferred Stock, the holders of the Common Stock and the Class B Common stock shall be entitled to receive to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors; provided that whenever a cash dividend is paid to the holders of Class B Common Stock, the Corporation shall also pay to the holders of the Common Stock a cash dividend per share at least equal to the cash dividend per share paid to the holders of the Class B Common Stock and further provided that the Corporation may

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pay cash dividends to the holders of the Common Stock in excess of cash dividends paid, or without paying cash dividends, to holders of the Class B Common Stock.

2.    Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock and the Class B Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock and the Class B Common Stock held by them, respectively.

3.    Voting Rights. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of the Common Stock shall have one vote in respect of each share of Common Stock held by him of record on the books of the Corporation on all matters voted upon by the stockholders and each holder of the Class B Common Stock shall have one-tenth (1/10) of one vote in respect of each share of Class B Common Stock held by him of record on the books of the Corporation on all matters voted upon by the stockholders; provided that the holders of the Common Stock and the Class B Common Stock shall vote together as a single class.

4.    Definition. Notwithstanding the provisions of the Designations, preferences, and rights of Series A Junior Participating Preferred Stock, the Designations, preferences and rights of Series G-3 Convertible Preferred Stock for the purposes of the Corporation’s Restated Certificate of Incorporation, as amended, the term “Common Stock” shall mean Common Stock as defined in the first paragraph of this Article FOURTH and shall not include the Class B Common Stock of the Corporation, provided, however, that for the purposes of the section titled “Voting,” the term “Common Stock” shall mean both the Common Stock as defined in the first paragraph of this Article FOURTH and the Class B Common Stock of the Corporation.

DIVISION III

Elimination of Preemptive Rights

No holder of stock of any class of the Corporation shall be entitled as a matter of right to purchase or subscribe for any part of any unissued stock of any class, or of any additional stock of any class of capital stock of the Corporation, or of any bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the Corporation, now or hereafter authorized, but any such stock of other securities convertible into stock may be issued and disposed of pursuant to resolution by the Board of Directors to such persons, firms, corporations or associations and upon such terms and for such consideration (not less than the par value or stated value thereof) as the Board of Directors in the exercise of its discretion may determine and as may be permitted by law without action by the stockholders.

DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

1.    Designation.

The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred

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Stock shall be 10,000,000; such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

2.    Dividends and Distributions.

(a)    Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $1.00 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when and if declared by the Board of Directors, out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 time the aggregate per share amount (payable in kind) of all non-cash dividend or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)    The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled

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to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

3.    Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)    Except as provided in paragraph (c) of this Section 3 and subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation.

(b)    Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)    (i)    If, on the date used to determine stockholders of record for any meeting of stockholders for the election of directors, a default in preference dividends (as defined in subparagraph (v) below) on the Series A Preferred Stock shall exist, the holders of the Series A Preferred Stock shall have the right, voting as a class as described in subparagraph (ii) below, to elect two directors (in addition to the directors elected by holders of Common Stock of the Corporation). Such right may be exercised (a) at any meeting of stockholders for the election of directors or (b) at a meeting of the holders of shares of Voting Preferred Stock (as hereinafter defined), called for the purpose in accordance with the By-Laws of the Corporation, until all such cumulative dividends (referred to above) shall have been paid in full or until non-cumulative dividends have been paid regularly for at least one year.

(ii)    The right of the holders of Series A Preferred Stock to elect two directors as described above, shall be exercised as a class concurrently with the rights of holders of any other series of Preferred Stock upon which voting rights to elect such directors have been conferred and are then exercisable. The Series A Preferred Stock and any additional series of Preferred Stock which the Corporation may issue and which may provide for the right to vote with the foregoing series of Preferred Stock are collectively referred to herein as “Voting Preferred Stock.”

(iii)    Each director elected by the holders of shares of Voting Preferred Stock shall be referred to herein as a “Preferred Director.” A Preferred Director so elected shall continue to serve as such director for a term of one year; except that upon any termination of the right of all such holders to vote as a class of Preferred Directors, the term of office of such directors shall terminate. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, present (in person or by proxy) and voting together as a single class (a) at a meeting of the stockholders, or (b) at a meeting of the holders of shares of such Voting Preferred Stock; called for the purpose in accordance with the By-laws of the Corporation, or (c) by

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written consent signed by the holders of a majority of the then outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, taken together as a single class.

(iv)    So long as a default in any preference dividends on the Series A Preferred Stock shall exist or the holders of any other series of Voting Preferred Stock shall be entitled to elect Preferred Directors, (a) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (b)) by an instrument in writing signed by the remaining Preferred Directors and filed with the Corporation and (b) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote or written consent of the holders of a majority of the outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors present (in person or by proxy) and voting together as a single class at such time as the removal shall be effected. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever (1) no default in preference dividends on the Series A Preferred Stock shall exist and (2) the holders of other series of Voting Preferred Stock shall no longer be entitled to elect such Preferred Directors, then the number of directors constituting the Board of Directors of the Corporation shall be reduced by two.

(v)    For purposes hereof, a “default in preference dividends” on the Series A Preferred Stock shall be deemed to have occurred whenever the amount of cumulative and unpaid dividends on the Series A Preferred Stock shall be equivalent to six full quarterly dividends or more (whether or not consecutive), and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all cumulative dividends on all shares of the Series A Preferred Stock then outstanding shall have been paid through the last Quarterly Dividend Payment Date or until, but only until, non-cumulative dividends have been paid regularly for at least one year.

(d)    Except as set forth herein (or as otherwise required by applicable law), holders of Series A Preferred Stock shall have no general or special voting rights and their consent shall not be required for taking any corporate action.

4.    Certain Restrictions.

(a)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)    declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably in the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or

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otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)    redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.    Reacquired Shares.

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

6.    Liquidation, Dissolution or Winding Up.

(a)    Subject to the prior and superior rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up (voluntary or otherwise), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Capital Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (the “Adjusted Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Capital Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b)    In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of

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preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and the holders of such parity shares in proportion in their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Capital Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

7.    Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provisions for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.    No Redemption.

The shares of Series A Preferred Stock shall not be redeemable.

9.    Ranking.

The Series A Preferred Stock shall rank, with respect to payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

10.    Amendment.

The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

FIFTH:
The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in its by-laws and may be increased or decreased as therein provided, but in no event shall the number of directors of the Corporation be less than five (5) nor more than eighteen (18). The directors shall be classified with respect to the time for which they shall severally hold office by dividing them as equally as the total number of directors will permit into three classes, and all directors shall hold office until their successors are elected and qualified. The term of service

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of each class of directors shall be three years or until the third annual meeting of the shareholders following the election of the class. The terms of service of each class of directors shall expire in successive years. At each annual meeting of the shareholders, successors to the class of directors whose terms then expire shall be elected to serve for the full term of three years or until the third annual meeting of shareholders following their election. At each succeeding annual meeting of shareholders, the shareholders shall elect directors only of the class whose terms then expire.

SIXTH:	The Corporation is to have perpetual existence.

SEVENTH:	The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

EIGHTH:
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized, subject to the protective conditions or restrictions, of any outstanding series of Preferred Stock fixed by the Board of Directors pursuant to the authority conferred upon the Board of Directors by Article Fourth of this Certificate of Incorporation and Section 151 of Title 8 of the Delaware Code:

1.    To make, alter or repeal the By-Laws of the Corporation.

2.    To authorize and cause to be executed mortgages and liens on the real and personal property of the Corporation.

3.    To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

4.    By a majority of the whole Board, to designated one or more committees, each committee to consist of two or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member of any meeting of the committee. Any such committee, to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the By-laws may provide that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

5.    Subject to the provisions of Article Fourteenth of this Certificate of Incorporation, when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders meeting duly called upon such notice as is required by statute, or when

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authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon which such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

NINTH:
Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganizations shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

TENTH:
Meetings of stockholders and of the Board of Directors may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

ELEVENTH:
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH:
No contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its Directors or officers are Directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if:

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(a)    The material facts as to his interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested Director or Directors; or

(b)    The material facts as to his interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)    The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

THIRTEENTH:
1.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no such indemnification shall be made in respect to any claim, issue or matter as to which

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such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

3.    To the extent that any person referred to in paragraphs 1 and 2 of this Article Thirteenth has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

4.    Any indemnification under paragraphs 1 and 2 of this Article Thirteenth (unless made by a court), shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs 1 and 2 of this Article Thirteenth. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum (as defined in the By-Laws of the Corporation) consisting of Directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

5.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding in the manner provided in paragraph 4 of this Article Thirteenth upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article Thirteenth.

6.    The indemnification and advancement of expenses provided by, or granted pursuant to other sections of this Article Thirteenth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Thirteenth.

8.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Thirteenth shall, unless otherwise provided when authorized

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or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article Thirteenth shall not adversely affect any right to indemnification or advancement of expenses of any present or former Director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

9.    For purposes of this Article Thirteenth, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers, employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Thirteenth, with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

10.    For purposes of this Article Thirteenth, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article Thirteenth.

11.    If this Article THIRTEENTH or any portion hereof is invalidated by any court of competent jurisdiction, then the Corporation shall nevertheless provide such indemnification and advancement of expenses as would otherwise be permitted under any portion of this Article Thirteenth that shall not have been invalidated.

FOURTEENTH:
1.    Except as set forth in paragraph 2 of this Article Fourteenth, the affirmative vote or consent of the holders of 80% of the outstanding shares of all classes of stock of the Corporation entitled to vote in elections of Directors, considered for the purposes of this Article Fourteenth as one class, shall be required to:

(a)    for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other Corporation (as hereinafter defined), or

(b)    to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all, or any Substantial Part (as hereinafter defined) of the assets of the Corporation or any Subsidiary (as hereinafter defined) to any Other Corporation, or

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(c)    to authorize the issuance or transfer by the Corporation of any Substantial Amount (as hereinafter defined) of securities of the Corporation in exchange for the securities or assets of any Other Corporation if, in any such case, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto such Other Corporation is the Beneficial Owner (as hereinafter defined) of more than 10% of the outstanding shares of the stock of the Corporation entitled to vote in elections of Directors considered for the purposes of this Article Fourteenth as one class. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of the Corporation otherwise required by law, this Certificate of Incorporation or any agreement or contract to which the Corporation is a party.

2.    The provisions of paragraph 1 of this Article Fourteenth shall not be applicable to any transaction described therein if such transaction is approved by resolution of the Board of Directors of the Corporation, provided that (a) a majority of the members of the Board of Directors voting for the approval of such transaction were duly elected and acting members of the Board of Directors prior to the time such Other Corporation shall have become a Beneficial Owner of more than 10% of the shares of stock in the Corporation entitled to vote in elections of Directors; or (b) such transaction is approved by resolution unanimously adopted by the whole Board of Directors of the Corporation at any time prior to the consummation thereof.

3.    The Board of Directors shall have the power and duty to determine for the purposes of this Article Fourteenth, on the basis of information known to such Board, if and when any Other Corporation is the Beneficial Owner of more than 10% of the outstanding shares of stock of the Corporation entitled to vote in elections of Directors, and any such determination shall be conclusive and binding for all purposes of this Article Fourteenth.

4.    As used in this Article Fourteenth, the following terms have the meanings as set forth below:

(a)    “Other Corporation” means any person, firm, corporation or other entity, other than a subsidiary of the Corporation.

(b)    “Substantial Part” means any assets having a then fair market value, in the aggregate, of more than $5,000,000.

(c)    “Subsidiary” means any corporation in which the Corporation owns, directly or indirectly, more than 50% of the voting securities.

(d)    “Substantial Amount” means any securities of the Corporation having a then fair market value of more than $5,000,000.

(e)    “Beneficial Owner” of stock means a person, or an affiliate or “associate” of such person (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on February 1,

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1978), who directly or indirectly controls the voting of such stock, or who has any option, warrants, conversion or other rights to acquire such stock.

FIFTEENTH:
In addition to any separate class vote, if any, which may be required by law, the affirmative vote of the holders of 80% of the outstanding shares of all classes of stock of the Corporation entitled to vote in the election of Directors, such outstanding shares of stock to be considered as one class, shall be required in order to amend or repeal any of the provisions of Article Fourteenth or subsection 5 of Article Eighth of the Certificate of Incorporation. The affirmative vote of the holders of 66-2/3% of the outstanding shares of all classes of stock of the Corporation entitled to vote in the election of Directors, such outstanding shares of stock to be considered as one class, shall be required in order to amend or repeal any of the provisions of Article Fifth of the Certificate of Incorporation. The same respective stockholder vote requirements prescribed by the foregoing provisions of this Article Fifteenth shall also be required, respectively, in order to amend or repeal the respective foregoing provisions of this Article Fifteenth prescribing such stockholder vote requirement.

SIXTEENTH:
1.    The provisions of this Article Sixteenth shall apply independently of any other provision of this Certificate of Incorporation if any Other Corporation (as hereinafter defined) seeks to accomplish a Business Combination (as hereinafter defined) within the ten year period following the date the Other Corporation became an Acquiring Entity (as hereinafter defined).

2.    As used in this Article Sixteenth, the following terms shall have the meanings as set forth below:

(a)    “Acquiring Entity” means any Other Corporation which is, and for fewer than ten years has been, the Beneficial Owner of more than 10% of the outstanding shares of stock of the Corporation entitled to vote in elections of Directors, considered for the purposes of this paragraph as one class.

(b)    “Affiliate” or “Associate” of a person have the same meaning as is assigned to such terms under Rule 12b-2 of the General Rules and Regulations (the “Regulations”) under the Securities and Exchange Act of 1934 as in effect on March 1, 1983.

(c)    “Beneficial Owner” of stock means a person, or an Affiliate or Associate of such person, who is a “beneficial owner” of stock, as such term is defined under Rule 13d-3 of the Regulations as in effect on March 1, 1983, except that, without limitation, any shares of voting stock of the Corporation that any Acquiring Entity, or any Affiliate or Associate of such Acquiring Entity, has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise shall be deemed beneficially owned by the Acquiring Entity.

(d)    “Business Combination” means any transaction as described in paragraph 1 of Article Fourteenth.

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(e)    “Continuing Director” means a Director duly elected to the Board of Directors prior to the time the Other Corporation became an Acquiring Entity, and the term “Outside Directors” shall mean a Director who is not (i) an officer or employee of the Corporation or any relative of an officer or employee or (ii) an Acquiring Entity, or an officer, Director, employee, Affiliate or Associate of an Acquiring Entity, or a relative of any of the foregoing.

(f)    “Other Corporation” shall have the same meaning as set forth in paragraph 4 of Article Fourteenth.

For the purposes of this Article Sixteenth, the Board of Directors shall have the power and duty to determine, on the basis of information known to such Board, if and when any Other Corporation is or has become an Acquiring Entity. Any such determination shall be conclusive and binding for all purposes of this Article Sixteenth.

3.    Except as set forth in paragraph 4 of this Article Sixteenth, the affirmative vote of the holders of 66-2/3% of all classes of stock of the Corporation entitled to vote in elections of directors, considered for this purpose as one class, excluding stock of which the Acquiring Entity is the Beneficial Owner, shall be required for approval of any Business Combination with any Other Corporation unless all of the following conditions are fulfilled:

(a)    The cash or fair market value or other consideration to be received per share by common stockholders of the Corporation in such Business Combination will not, at the time of the Business Combination is effected, be less than the greater of:

(i)    the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) paid by the Acquiring Entity in acquiring any of its holdings of the Corporation’s Common Stock; or

(ii)    an amount bearing a percentage relationship to the market price of the Corporation’s Common Stock immediately prior to the public announcement of such Business Combination equal to the highest percentage relationship that any per share price (including brokerage commissions and/or soliciting dealers’ fees) theretofore paid by the Acquiring Entity for any of its holding of the Corporation’s Common Stock bore to the market price of such Common Stock immediately prior to the transaction resulting in the acquisition of such Common Stock; or

(iii)    the book value of the Corporation’s Common Stock as of the end of the most recent calendar quarter determined in accordance with generally accepted accounting principles; or

(iv)    an amount calculated by multiplying the earnings per share of the Corporation’s Common Stock for the four fiscal quarters immediately preceding the record date for determination of stockholder entitled to vote on such Business Combination by the then price earnings multiple of the Acquiring Entity as customarily computed and reported in the financial press.

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Appropriate adjustments shall be made with respect to (i), (ii), (iii) and (iv) above for recapitalization and for stock splits, stock dividends, and like distributions. For purposes of subparagraph 3(a) of this Article Sixteenth, the term “other consideration to be received” shall include, without limitation, capital stock of this Corporation retained by its existing public stockholders in the event of a Business Combination in which this Corporation is the surviving corporation.

(b)    After the Other Corporation has become an Acquiring Entity:

(i)    the Corporation’s Board of Directors shall have included at all times representation by one or more Continuing Directors unless the lack of such representation results entirely from either death or normal retirement under retirement policies in effect prior to the time the Other Corporation became an Acquiring Entity; and

(ii)    there shall have been no reduction in the rate of dividends payable on the Corporation’s Common Stock except as required by law or as may be necessary to insure that the Corporation is not in breach of any covenant in any of its agreements for borrowed money, or except as may have been approved by a majority vote of the Continuing Directors; and

(iii)    such Acquiring Entity shall not have acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to becoming an Acquiring Entity or as a result of a pro rata stock dividend or stock split, or except with the approval of a majority vote of the Continuing Directors).

(c)    Without the approval of a majority vote of the Continuing Directors, such Acquiring Entity shall not have (i) received the benefit directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, or (ii) made any major changes in the Corporation’s business or equity structure.

(d)    A timely mailing shall have been made to the stockholders of this Corporation containing in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors or Outside Directors may choose to state, if there are at the time any such Directors, and (ii) the opinion of a reputable nationally recognized investment banking or financial services firm as to the fairness (or not) of the terms of the Business Combination, from the point of view of the stockholders of this Corporation other than the Acquiring Entity (such firm to be engaged solely on behalf of such other stockholders, to be paid a reasonable fee for its services by this Corporation upon receipt of such opinion, to be a firm that has not previously been significantly associated with the Acquiring Entity and, if there are at the time any such Directors, to be selected by a majority of the Continuing Directors and Outside Directors).

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4.    The provisions of paragraph 3 of this Article Sixteenth shall not be applicable to any Business Combination if (a) such transaction is approved by resolution unanimously adopted by the whole Board of Directors of the Corporation at any time prior to the consummation thereof; or (b) the Business Combination is solely between this Corporation and another corporation, 50% or more of the voting stock of which is owned by this Corporation and none of which is owned by the Acquiring Entity; provided that if this Corporation is not the surviving entity, each stockholder of this Corporation receives the same type of consideration in such transaction in proportion to his stock holdings and the provisions of this Article Sixteenth of the Corporation’s Certificate of Incorporation are continued in effect or adopted by such surviving corporation as part of its Articles of Incorporation or Certificate of Incorporation, as the case may be, without any charge.

5.    In connection with a proposed Business Combination, the Continuing Directors may retain special outside legal counsel, an investment banking firm, an accounting firm, and such other experts that they, in their discretion, may deem necessary or appropriate to assist them in their evaluation of the transaction, all at the expense of the Corporation.

6.    In addition to any other provision of this Certificate of Incorporation, there shall be required to amend, alter, change or repeal any of the provisions of this Article Sixteenth the affirmative vote of the holders of 66-2/3% of all classes of stock of the Corporation entitled to vote in elections of Directors, considered for this purpose as one class, excluding stock of which an Acquiring Entity, if any, is the Beneficial Owner.

7.    Nothing in this Article Sixteenth shall be construed to relieve an Acquiring Entity from any fiduciary obligation imposed by law. The conditions and voting requirements of this Article Sixteenth shall be in addition to the conditions and voting requirements imposed by law or other provisions of this Certificate of Incorporation, including, without limitation, Article Fourteenth.

SEVENTEENTH:
No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a Director; provided, however, that this Article Seventeenth shall not eliminate or limit the liability of a Director (1) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the approval by the shareholders of the Corporation of this provision to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

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[Signatures on following page]

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Any repeal or modification of the forgoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, said Old Republic International Corporation has caused this Restated Certificate of Incorporation to be signed and executed by its President and it’s attested by its Secretary.

OLD REPUBLIC INTERNATIONAL CORPORATION

/s/ Aldo C. Zucaro
_____________________________________________
Aldo C. Zucaro, Chairman, and Chief Executive Officer

ATTEST:

/s/ William J. Dasso
_______________________________
William J. Dasso, Assistant Secretary

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